Exhibit 99.3
[LETTERHEAD OF BARRINGTON RESEARCH ASSOCIATES, INC.]
The Board of Directors
Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, Florida 33126
We hereby consent to the inclusion of our opinion letter, dated June 26, 2011, to the Board of Directors of Continucare Corporation (“Continucare”) as Annex C to the proxy statement/prospectus included in pre-effective Amendment No. 1 to Registration Statement on Form S-4, No. 333-175433 (the “Registration Statement”), of Metropolitan Health Networks, Inc. (“Metropolitan”), relating to the proposed merger of a wholly-owned subsidiary of Metropolitan with and into Continucare, and to all references to Barrington Research Associates, Inc. and our opinion contained therein.
Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted, or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement/prospectus, or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BARRINGTON RESEARCH ASSOCIATES, INC.
By:	/s/ Gregory Paris
	Name:	Gregory Paris
	Title:	Executive Vice President

Chicago, Illinois
July 19, 2011